EXHIBIT 4.5

These Securities Have Not Been Registered For Offer or Sale Under The Securities Act Of 1933 Or Any State securities laws.  They May Not Be Sold Or Offered For Sale Except Pursuant To An Effective Registration Statement Under Said Act And Any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (“Agreement”) dated as of May 15, 2009, between Debt Resolve, Inc., a Delaware corporation (the “Company”), and each person or entity listed as a Purchaser on Schedule I attached to this Agreement (collectively and individually, the “Purchaser”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note (as defined below).

W I T N E S S E T H:

Whereas, the Company desires to sell, and the Purchasers desire to purchase, 14% Secured Convertible Notes of the Company, which notes shall be in the aggregate principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) and shall be in substantially the form of Exhibit A hereto (collectively referred to as the “Notes” and individually referred to as a “Note”); and

Whereas, in connection with the purchase of the Notes, this Agreement also provides for the grant to the Purchasers of warrants to purchase additional shares of common stock, par value $0.001 per share, of the Company (“Common Stock”).

Now, Therefore, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF NOTE

Section 1.1. Purchase of Notes.  At the Closing (as hereinafter defined) and subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to the Purchasers, and the Purchasers will buy from the Company, the Notes for an aggregate purchase price of up to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”).  The amount of Notes to be purchased by each Purchaser is set forth on Schedule I hereto.  For purposes hereof, the term “Conversion Shares” means any shares of Common Stock into which the Notes are convertible according to their terms.

Section 1.2. The Closing.  The purchase and sale of the Note shall take place at a closing or closings (the “Closing(s)”) on the date hereof or such other date as the Purchaser and the Company may agree upon (the “Closing Date(s)”).  At the Closing(s), the Company shall deliver to the Purchasers the Notes purchased hereunder, registered in the name of the Purchasers or their respective nominees.  On the Closing Date(s) the Purchaser shall deliver by wire transfer the Purchase Price hereunder to an account designated in writing by the Company.  In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

Section 1.3. Warrants.  In addition to the Note, at the Closing(s), the Company will execute and deliver to each Purchaser a warrant, substantially in the form attached hereto as Exhibit B, to purchase such number of shares Common Stock as shall be equal to the principal amount of such Purchaser’s Note (the “Warrants”).  The shares of Common Stock that are issuable pursuant to the Warrants are hereafter referred to as the “Warrant Shares.”

Section 1.4. Security Agreement.  At the Closing(s), the Company and the Purchasers will enter into a Security Agreement in substantially the form set forth as Exhibit C hereto (the “Security Agreement”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and the Closing Date:

(a) Organization and Qualification; Material Adverse Effect.  The Company is a corporation duly incorporated under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  The Company is duly qualified as a foreign corporation to do business in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect.  “Material Adverse Effect” means any adverse effect on the business, operations, properties, prospects or financial condition of the Company and its subsidiaries, if any, and which is (either alone or together with all other adverse effects) material to the Company and its subsidiaries.

(b) Authorization; Enforcement.  (i)  The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Note, the Warrant, the Security Agreement and any other agreements or documents delivered by the Company at the Closing (“Transaction Documents”) and to issue the Note and Warrant in accordance with the terms hereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Note, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application, and (v) the Warrant Shares issuable upon the exercise of the Warrant and the Conversion Shares have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms of the Warrant and the Notes, as the case may be, will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances.

(c) No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and issuance of the Note, the Conversion Shares, the Warrant and the Warrant Shares will not (i) result in a violation of the Certificate of Incorporation; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party other than those that have already occurred, or (iii) to the Company’s knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except in the case of clause (ii), such conflicts that would not have a Material Adverse Effect.

(d) SEC Documents.  Since December 31, 2007, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”), except for the Company’s annual report on Form 10-K for the year ended December 31, 2008 and First Quarter 10-Q for the three months ended March 31, 2009.  To the Company’s knowledge, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.2. Representations and Warranties of the Purchasers.  Each Purchaser (severally and not jointly) hereby makes the following representations and warranties to the Company as of the date hereof and the Closing Date:

(a) Accredited Investor Status; Sophisticated Purchaser. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”).  The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the purchase of the Note, the Conversion Shares, the Warrant, and the Warrant Shares.  The Purchaser is not registered as a broker or dealer under Section 15(a) of the 1934 Act, affiliated with any broker or dealer registered under Section 15(a) of the 1934 Act, or a member of the Financial Industry Regulatory Authority.

(b) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested and materials relating to the offer and sale of the Note, the Conversion Shares, the Warrant, and the Warrant Shares which have been requested by the Purchaser.  The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  The Purchaser acknowledges that (i) Purchaser has been provided with and has reviewed copies of the following filings made by the Company with the U.S. Securities and Exchange Commission: Form 10-KSB for the year ended December 31, 2007, filed on April 16, 2008 (as amended April 24, 2009), Form 10-Qs for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed on May 21, 2008, August 18, 2008 and November 19, 2008, respectively, and Form 8-Ks filed on May 16, 2008, May 30, 2008, June 10, 2008, June 23, 2008, August 20, 2008, October 1, 2008, and November 12, 2008; and (ii) Purchaser’s purchase of the Note, Warrant, and (if applicable) the Conversion Shares and Warrant Shares involves a high degree of risk and that Purchaser may never recover Purchaser’s investment in these securities.

(c) Investment Representation. The Purchaser is purchasing the Note and the Warrant for the Purchaser’s own account and not with a view to distribution in violation of any securities laws.  The Purchaser has been advised and understands that neither the Note, the Conversion Shares issuable upon the conversion of the Note, the Warrant, nor the Warrant Shares issuable upon exercise of the Warrant have been registered under the 1933 Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.  The Purchaser has been advised and understands that the Company, in issuing the Note and the Warrant, is relying upon, among other things, the representations and warranties of the Purchaser contained in this Section 2.2 in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the 1933 Act.

(d) Rule 144. The Purchaser understands that there is no public trading market for the Note or Warrant, that none is expected to develop, and that the Note and Warrant must be held indefinitely unless and until such Note and the Warrant, or if applicable, the Conversion Shares and Warrant Shares received upon exercise of the Note and Warrant, respectively, are registered under the 1933 Act or an exemption from registration is available.  The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act.

ARTICLE III

COVENANTS

Section 3.1. Prohibition on Net Short Positions.  From and including the date of this Agreement, the Purchaser agrees that such Purchaser shall not maintain a Net Short Position.  “Net Short Position” shall mean that the aggregate number of shares of Common Stock held in a short position by such Purchaser exceeds the sum of (i) the number of shares of Common Stock owned by such Purchaser, plus (ii) the number of Warrant Shares or Conversion Shares issuable to such Purchaser.

Section 3.2. Senior Status of Notes.  Beginning on the date of this Agreement and for so long as any Notes remain outstanding, neither the Company nor any subsidiary of the Company shall, without the prior written consent of Purchasers holding a majority of the aggregate outstanding Principal Amount of the Notes, incur or otherwise become liable with respect to any indebtedness that would rank senior or pari passu to the Notes in order of payment, except that (i) indebtedness and obligations in existence on the date hereof and trade payables incurred in the ordinary course of business shall not be required to be subordinated to the Notes, and the Company may pay such obligations and payables as they become due, (ii) the Notes shall be subordinate to the Company’s and its subsidiaries’ outstanding debt to Empire Advisors LLC until it is discharged, (iii) the Company shall be permitted to incur secured indebtedness used solely to finance the purchase or lease of assets (provided that such debt may only be secured by the purchased or leased assets and not by any other assets of the Company) and shall be permitted to pay such indebtedness as it becomes due, (iv) the Notes shall be pari passu to, and the Company shall be permitted to incur, secured indebtedness pursuant to and in accordance with the terms of the Memorandum of Terms for the Private Placement of 14% Convertible Notes of Debt Resolve, Inc., dated March 24, 2009, between Finance 500, Inc. and the Company (as it may be amended or supplemented from time to time), and (v) the Notes shall be subordinate to, and the Company shall be permitted to incur, any indebtedness under a Qualified Credit Facility.  For purposes hereof, a “Qualified Credit Facility” shall mean any secured or unsecured credit facility that the Company may obtain after the date hereof from a lender that makes commercial loans or extends commercial credit facilities in the ordinary course of its business which is secured by inventory and/or accounts receivable.  Purchaser hereby agrees to execute any acknowledgment or sign any reasonable subordination agreement evidencing the fact that the Notes are subordinate to such a credit facility in all respects, including right of payment and security.

ARTICLE IV

LEGEND AND STOCK

Upon payment therefor as provided in this Agreement, the Company will issue the Note in the name the Purchaser or its designees and in such denominations to be specified by the Purchaser prior to (or from time to time subsequent to) Closing.  The Note and Warrant and any certificate representing Conversion Shares or Warrant Shares issued upon conversion or exercise thereof, prior to such Conversion Shares or Warrant Shares being registered under the 1933 Act for resale or available for resale under Rule 144 under the 1933 Act, shall be stamped or otherwise imprinted with a legend in substantially the following form:

These Securities Have Not Been Registered For Offer or Sale Under The Securities Act Of 1933 Or Any State securities laws.  They May Not Be Sold Or Offered For Sale Except Pursuant To An Effective Registration Statement Under Said Act And Any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.

The Company agrees to reissue the Note, Conversion Shares, and Warrant Shares without the legend set forth above, at such time as (i) the holder thereof is permitted to dispose of securities pursuant to Rule 144 under the 1933 Act, or (ii) such securities are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the 1933 Act, or (iii) such securities have been registered under the 1933 Act.

ARTICLE V

GOVERNING LAW; MISCELLANEOUS

Section 5.1. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

Section 5.2. Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

Section 5.3. Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 5.4. Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 5.5. Entire Agreement; Amendments; Waivers.  This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 5.6. Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Debt Resolve, Inc.
150 White Plains Road, Suite 108
Tarrytown, New York 10591
Telephone: (914) 949-5500
Fax: (914) 428-3044
Attention: David M. Rainey, President, Chief Financial Officer, Treasurer and Secretary

With a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166
Telephone: (212) 801-9200
Facsimile: (212) 801-6400
Attention: Spencer G. Feldman, Esq.

If to the Transfer Agent:

American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, New York 10039
Telephone: (718) 921-8124
Facsimile: (718) 236-2641

If to the Purchasers, to the addresses listed on Schedule I hereto.

Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 5.7. Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any permitted assignee.  The Purchaser may assign some or all of its rights hereunder to any permitted assignee of the Note or Warrant; provided, however, that any such assignment shall not release the Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

Section 5.8. Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.9. Days.  Unless the context refers to “business days” or “Trading Days”, all references herein to “days” shall mean calendar days.  “Trading Day” shall mean a day on which there is trading on the market or exchange on which the Common Stock is then principally traded, listed, or quoted.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the date and year first above written.

COMPANY:

DEBT RESOLVE, INC. By:_______________________________ Name: Title:

Signatures of Purchasers on following page(s)

COUNTERPART SIGNATURE PAGE
TO SECURITIES PURCHASE AGREEMENT
DATED MAY 15, 2009,
AMONG DEBT RESOLVE, INC.
 AND THE “PURCHASERS” IDENTIFIED THEREIN

The undersigned hereby executes and delivers the Securities Purchase Agreement to which this Signature Page is attached, which, together with all counterparts of the Securities Purchase Agreement and Signature Pages of the Company and other “Purchasers” under the Securities Purchase Agreement, shall constitute one and the same document in accordance with the terms of the Securities Purchase Agreement.

PURCHASER: ____________________________

By:_____________________________________

Name:___________________________________

Title:____________________________________

EXHIBIT A

Form of Note

EXHIBIT B

Form of Warrant

SCHEDULE I

Purchaser	Address	Principal Amount of Notes